Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 1, 2005, by and among DUKE REALTY CORPORATION (“Buyer”), an Indiana corporation, DUKE MANAGEMENT, INC. (“DMI”), an Indiana corporation, and JOHN W. WYNNE, THOMAS L. HEFNER, DARELL E. ZINK, JR., DANIEL C. STATON, GARY A. BURK, DAVID R. MENNEL and MICHAEL COLETTA (collectively, the “Stockholders”).

Preamble

This Agreement provides for the acquisition of DMI by Buyer pursuant to the merger of DMI with and into Buyer (the “Merger”).  At the effective time of such Merger, the outstanding shares of the capital stock of DMI shall be converted into the right to receive shares of the common stock of Buyer.

Certain capitalized terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER

1.1          Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time (as defined herein), DMI shall be merged with and into Buyer.  Buyer shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Indiana.

1.2          Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. on the date that the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree.  The Closing shall be held at such location as may be mutually agreed upon by the Parties.

1.3          Effective Time.

The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger (“Articles of Merger”) reflecting the Merger shall become effective with the Secretary of State of the State of Indiana (the “Effective Time”).  Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by Buyer and DMI, the Parties shall use their reasonable efforts to cause the Effective Time to occur within five business days following the satisfaction of the conditions precedent set forth in Article 8 of this Agreement.

1.4          Restructure of Transaction

Buyer shall have the right in its sole and absolute discretion to revise the structure of the Merger contemplated by this Agreement (including providing for the merger of DMI with and into Buyer) in order to assure that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that, after giving effect to the Merger, Buyer’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code; provided, that no such revision to the structure of the Merger shall result in any changes in the amount or type of the consideration which the holders of shares of DMI Common Stock are entitled to receive under this Agreement.  Buyer may exercise this right of revision by giving written notice to DMI, which notice shall be in the form of an amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger.

ARTICLE 2 SURVIVING CORPORATION

2.1          Charter.

The Articles of Incorporation of Buyer in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended or repealed.

2.2          Bylaws.

The Bylaws of Buyer in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

2.3          Directors and Officers.

The directors of Buyer in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.  The officers of Buyer in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

ARTICLE 3 MANNER OF CONVERTING SHARES

At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, DMI or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a) Each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) Each share of DMI Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 5,013.49 shares of Buyer Common Stock.  Notwithstanding the immediately preceding sentence, to avoid the issuance by Buyer of fractional shares of Buyer Common Stock, DMI and the Stockholders each hereby agree that Buyer’s obligation to deliver shares of Buyer Common Stock in the Merger shall be satisfied in full, and that each such Stockholder hereby irrevocably waives any and all right to receive a fractional number of shares of Buyer Common Stock to the extent applicable, upon the issuance of shares of Buyer Common Stock as follows:

Gary A. Burk	37,652
Michael Coletta	10,779
Thomas L. Hefner	103,829
David R. Mennel	37,602
Daniel C. Staton	103,829
John W. Wynne	103,829
Darell E. Zink, Jr.	103,829

Total	501,349

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF DMI

DMI hereby represents and warrants to Buyer as follows:

4.1          Organization, Standing and Power.

DMI is a corporation duly organized and validly existing under the Laws of the State of Indiana.  DMI is duly qualified or licensed to transact business as a foreign corporation in good standing or in existence (as the case may be) in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

4.2          Authority.

(a) DMI has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, have been duly and validly authorized by all necessary action in respect thereof on the part of DMI.  This Agreement represents a legal, valid, and binding obligation of DMI, enforceable against DMI in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by DMI, nor the consummation by DMI of the transactions contemplated hereby, nor compliance by DMI with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of DMI’s Articles of Incorporation or Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, any Contract or Permit of DMI or (iii) constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to DMI.

(c) Other than the filing of Articles of Merger with the State of Indiana, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by DMI of the transactions contemplated in this Agreement.

4.3          No Litigation.

There is no Litigation instituted or pending, or, to the knowledge of, threatened involving DMI or any of its Assets.

4.4          Capitalization.

The authorized capital stock of DMI consists of 1,000 shares of DMI Common Stock, of which 100 shares are outstanding and held of record as follows:

Name of Stockholder	Number of Shares

John W. Wynne	20.71
Thomas L. Hefner	20.71
Darell E. Zink, Jr.	20.71
Daniel C. Staton	20.71
Gary A. Burk	7.51
David R. Mennel	7.50
Michael Coletta	2.15

All outstanding shares of DMI have been duly authorized and were issued under available exemptions from applicable Securities Laws. Other than as set forth above, there are no other shares of capital stock or other Equity Rights of DMI outstanding, and there are no agreements or understandings with respect to voting of such shares.

4.5          Registration Rights.

DMI is not under any obligation and has not granted any rights to register under the Securities Act any of its capital stock.

4.6          Compliance with Laws, Other Instruments.

DMI is not in Default under any Laws, Orders or Permits.  DMI is not in Default under any provision of its Articles of Incorporation or Bylaws.  Except for the agreements referred to in this Agreement, DMI is not a party to, or bound by, any written or oral Contracts.

4.7          Assets; Liabilities.

Except for any Disclosed Items or as specifically contemplated by Section 4.9(d) hereby, the sole Asset owned by DMI is 501,349 units of limited partnership interest in Duke Realty Limited Partnership.  DMI does not lease any Assets nor own any Equity Rights in any Person.  DMI has no Liabilities.  No Lien exists, directly or indirectly, on any Asset of DMI.  For purposes of this Section 4.7, the term “Disclosed Items” shall mean any assets or liabilities of DMI which are disclosed by DMI to Buyer and are accepted by Buyer in writing prior to the Closing.

4.8          Employees.

DMI has no employees and has no Employee Benefit Plans.

4.9          Tax Matters.

(a) DMI has timely filed with the appropriate taxing authorities all tax returns in all jurisdictions in which tax returns are required to be filed, and such tax returns are correct and complete in all respects.  DMI is not the beneficiary of any extension of time within which to file any tax return.  All taxes of any type of DMI (whether or not shown on any tax return) have been fully and timely paid.  There are no liens for any taxes (other than a lien for current real property or ad valorem taxes not yet due and payable) on any of the assets of any of DMI.  No claim has ever been made by an authority in a jurisdiction where DMI does not file a tax return that DMI may be subject to taxes by that jurisdiction.

(b) DMI has not received any notice of assessment or proposed assessment in connection with any taxes, and there are no threatened or pending disputes, claims, audits or examinations regarding any taxes of DMI or the assets of DMI.  No officer of DMI expects any taxing authority to assess any additional taxes for any period for which tax returns have been filed.  DMI has not waived any statute of limitations in respect of any taxes or agreed to a tax assessment or deficiency.

(c) DMI has complied with all applicable laws, rules and regulations relating to the withholding of taxes and the payment thereof to appropriate authorities, including taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code.  DMI is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(d) The unpaid taxes of DMI (i) did not, as of the most recent fiscal month end, exceed the reserve for tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of its most recent balance sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of DMI in filing its tax returns.

(e) DMI is not a party to any tax allocation or sharing agreement and is not responsible for tax liabilities of any other person under any federal, state, local or foreign law or as a transferee or successor, by contract or otherwise.

(f) During the five-year period ending on the date hereof, DMI was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

(g) No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any Tax authority and any of the Target Entities.

(h) None of the shareholders of DMI is a “foreign person” within the meaning of Section 1445 of the Code.

(i) DMI (and any predecessor of DMI) was a validly electing S Corporation within the meaning of Code Sections 1361 and 1362 and, where available, all applicable state income tax laws, for each of its taxable years beginning before January 1, 2005.  DMI has not, in the past ten years, acquired assets from another corporation in a transaction in which its tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor.

(j) For its taxable year beginning January 1, 2005, DMI will be organized, and will be operated, in conformity with the requirements for qualification and taxation of the Company as a REIT under the Internal Revenue Code and will elect to be taxed as a REIT for its taxable year beginning January 1, 2005.

(k) At the Closing Date, DMI will not have any positive earnings and profits.  DMI has never had any C corporation earnings and profits.

4.10        Insolvency.

DMI is not subject to any involuntary dissolution or liquidation proceeding.  DMI is not now, and after giving effect to the transactions contemplated by this Agreement will not be, insolvent under any bankruptcy Laws.

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder hereby severally, but not jointly, represents and warrants to Buyer as follows:

5.1          Title.

Such Stockholder owns beneficially and of record, free and clear of any Liens, the shares of DMI Common Stock set forth opposite such Stockholder’s name in Section 4.4 hereof.

5.2          Authority.

Such Stockholder has full right, authority, power and capacity: (a) to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Stockholder pursuant to this Agreement; and (b) to carry out the transactions contemplated hereby and thereby. This Agreement constitutes the legal, valid and binding obligation of such Stockholder, enforceable in accordance with its respective terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The execution, delivery and performance of this Agreement: (y) does not and will not violate any Laws applicable to such Stockholder or require such Stockholder to obtain any Consent of, or make any filing with, any Person or Regulatory Authority; and (z) does not and will not result in a Default under, accelerate any obligation under or give rise to a right of termination of, any Contract, Permit or Order to which such Stockholder is a party.  Prior to the Effective Time, such Stockholder has voted all of his shares of DMI Common Stock in favor of approval of this Agreement, as and to the extent required by applicable Law.

5.3          No Other Agreements to Sell.

Such Stockholder represents that it has made no agreement with, and covenants that it will not enter into any agreement with, and has no obligation (absolute or contingent) to, any other Person to sell, transfer or in any way encumber any of such Stockholder’s shares of DMI Common Stock or to not sell such Stockholder’s shares of DMI Common Stock, or to enter into any agreement with respect to a sale, transfer or encumbrance of or put or call right with respect to such Stockholder’s shares of DMI Common Stock.

5.4          No Brokers.

Such Stockholder represents that it has not entered into, and covenants that it will not enter into, any agreement, arrangement or understanding with any person or firm which will result in the obligation of any Person to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

5.5          Investment Representations and Warranties.

(a) Such Stockholder will be acquiring the shares of Buyer Common Stock to be received by him in the Merger for his own account and not with the view to the sale or distribution of the same or any part thereof in violation of the Securities Act.

(b) Such Stockholder understands and acknowledges that the shares of Buyer Common Stock to be issued to the Stockholder in the Merger will not be registered under any of the Securities Laws by reason of a specific exemption or exemptions from registration under such Laws.

(c) Such Stockholder understands that, for the reasons set forth in paragraph (b) above, the shares of Buyer Common Stock to be issued in the Merger may not be offered, sold, transferred, pledged, or otherwise disposed of by such Stockholder except (i) pursuant to an effective registration statement under applicable Securities Laws, (ii) pursuant to a no-action letter issued by the Securities and Exchange Commission to the effect that a proposed transfer of the shares of Buyer Common Stock to be issued in the Merger may be made without registration under the Securities Act, together with either registration or an exemption under all other applicable Securities Laws, or (iii) upon the Buyer receiving an opinion of counsel knowledgeable in securities law matters to the effect that the proposed transfer is exempt from the registration requirements of all applicable Securities Laws.  Accordingly, such Stockholder understands that he must bear the economic risk of the shares of Buyer Common Stock to be issued in the Merger for an indefinite period of time.

(d) Such Stockholder is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act.

(e) Such Stockholder understands that the shares of Buyer Common Stock to be issued in the Merger will bear a legend substantially to the effect of the following:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or the securities laws of any state. The securities may not be offered, sold, transferred, pledged or otherwise disposed of without an effective registration statement under the Act and under any applicable state securities laws, receipt of a no-action letter issued by the Securities and Exchange Commission (together with either registration or an exemption under applicable state securities laws) or an opinion of counsel acceptable to Duke Realty Corporation that the proposed transaction will be exempt from registration under the Act and applicable state securities laws.”

5.6          Legal Proceedings.

There is no Litigation instituted or pending, or, to the knowledge of such Stockholder, threatened against such Stockholder that would materially impair such Stockholder’s ability to consummate the Merger.

5.7          Insolvency.

Such Stockholder is not subject to any voluntary or involuntary bankruptcy, dissolution or liquidation proceeding.  Such Stockholder is not now, and after giving effect to the transactions contemplated by this Agreement, such Stockholder will not be, insolvent under any bankruptcy Laws.

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to DMI and the Stockholders as follows:

6.1          Organization, Standing, and Power.

Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Indiana.

6.2          Authority; No Breach By Agreement.

(a) Buyer has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer.  This Agreement represents a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by Buyer, the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof will conflict with or result in a breach of any provision of Buyer’s Articles of Incorporation or Bylaws.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate Laws, and the rules of the NYSE, and other than the filing of Articles of Merger with the State of Indiana, no notice to, filing with, or Consent of, any Regulatory Authority is necessary for the consummation by Buyer of the Merger and the other transactions contemplated in this Agreement.

6.3          Legal Proceedings.

There is no Litigation instituted or pending, or, to the knowledge of Buyer, threatened against Buyer that would materially impair Buyer’s ability to consummate the Merger.

ARTICLE 7 ADDITIONAL AGREEMENTS

7.1          Exchange Listing.

Buyer shall use its reasonable efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of Buyer Common Stock to be issued to the holders of DMI Common Stock pursuant to the Merger, and Buyer shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

7.2          Filings with State Offices.

Upon the terms and subject to the conditions of this Agreement, Buyer shall execute and file the Articles of Merger with the Secretary of State of the State of Indiana in connection with the Closing.

7.3          Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

7.4          Tax Matters.

(a) Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

(b) DMI and each of the Stockholders shall take all steps necessary to (i) formally revoke DMI’s election as an S corporation under the Internal Revenue Code as of December 31, 2004 and (ii) cause DMI to be organized and operated in conformity with the requirements for qualification and taxation of the Company as a REIT under the Internal Revenue Code for its taxable year beginning January 1, 2005, and to elect to be taxed as a REIT for its short taxable year beginning January 1, 2005.  DMI will make sufficient distributions prior to the Closing Date to enable DMI to qualify as a REIT for its short taxable year ending on the Closing Date and to eliminate any positive earnings and profits.

7.5          Assumption of Certain Obligations.

Immediately upon the Effective Time, the Stockholders shall, automatically and without any further action, jointly and severally assume the due and punctual performance of all of DMI’s obligations under Section 3.03 of the Contribution Agreement.

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1          Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions:

(a) All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.

(b) No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(c) The shares of Buyer Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

8.2          Conditions to Obligations of Buyer.

The obligations of Buyer to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions:

(a) The representations and warranties of DMI set forth in Article 4 and of each Stockholder set forth in Article 5 shall be true and correct in all material respects. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of DMI and the Stockholders set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time.

(b) Each and all of the agreements and covenants of DMI and the Stockholders to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Buyer, in its sole and absolute discretion, shall have determined that after giving effect to the Merger, Buyer’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code.

8.3          Conditions to Obligations of DMI and the Stockholders.

The obligations of DMI and the Stockholders to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions:

(a) The representations and warranties of Buyer set forth in Article 6 shall be true and correct in all material respects. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time.

(b) Each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

ARTICLE 9  TERMINATION

9.1          Termination.

Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual written agreement of Buyer and DMI; or

(b) By Buyer in the event of a material breach by DMI or any of the Stockholders of any representation, warranty, covenant or agreement contained in this Agreement that cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

(c) By DMI in the event of a material breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement that cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

(d) By either Party in the event any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable; or

(e) By either Party in the event that the Merger shall not have been consummated by December 31, 2005.

9.2          Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 9.2, Article 10 and Article 11, shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

ARTICLE 10  INDEMNIFICATION

10.1        Indemnification by Buyer.

Buyer hereby agrees to indemnify, defend and hold harmless each of the Stockholders from and against all Losses asserted against, relating to, imposed upon, or incurred by such Stockholder arising out of the breach of any representation, warranty or covenant of Buyer contained in this Agreement.

10.2        Indemnification by the Stockholders.

(a) Each of the Stockholders agrees to severally, but not jointly, indemnify, defend and hold harmless Buyer and its Affiliates from and against all Losses asserted against, relating to, imposed upon, or incurred by Buyer or any of its Affiliates arising out of the breach of any representation, warranty or covenant of such Stockholder contained in this Agreement.

(b) Each of the Stockholders agrees to jointly and severally indemnify, defend and hold harmless Buyer and its Affiliates from and against all Losses asserted against, relating to, imposed upon, or incurred by Buyer or any of its Affiliates arising out of the breach of any representation, warranty or covenant of DMI contained in this Agreement or in the Contribution Agreement.

ARTICLE 11  MISCELLANEOUS

11.1        Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Affiliate” of a Person means:  (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Buyer Common Stock” means the $0.01 par value common stock of Buyer.

“Closing Date” means the date on which the Closing occurs.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Contribution Agreement” means that certain Contribution Agreement, effective as of January 1, 2005, by and between Duke Realty Limited Partnership, DMI, Buyer and Duke Realty Services Limited Partnership.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“DMI Common Stock” means the $0.01 par value common stock of DMI.

“Employee Benefit Plan” means any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

“Losses” means any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses.

“NYSE” means the New York Stock Exchange, Inc.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Party” means any of the Stockholders, DMI or Buyer, and “Parties” means, collectively, the Stockholders, DMI and Buyer.

“Permit” means any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Regulatory Authorities” means, collectively, the SEC, the NYSE and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Surviving Corporation” means Buyer as the surviving corporation resulting from the Merger.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

(b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

11.2        Expenses.

Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder.

11.3        Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.  Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

11.4        Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by Buyer, acting through its Board of Directors, DMI and each of the Stockholders.

11.5        Waivers.

(a) Prior to or at the Effective Time, Buyer, acting through its Board of Directors, shall have the right to waive any Default in the performance of any term of this Agreement by DMI or any Stockholder, to waive or extend the time for the compliance or fulfillment by DMI or any Stockholder of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.

(b) Prior to or at the Effective Time, DMI shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of DMI under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement.  No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.6        Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.7        Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

DMI or a Stockholder:	Duke Management, Inc.
c/o Duke Realty Corporation
600 East 96th Street
Suite 100
Indianapolis, Indiana 46240
Facsimile Number: (317) 808-6794

Attention: Thomas L. Hefner

Buyer:	Duke Realty Corporation
600 East 96th Street
Suite 100
Indianapolis, Indiana 46240
Facsimile Number: (317) 808-6795

Attention: Howard L. Feinsand

11.8        Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Indiana.  The Parties all expressly agree and acknowledge that the State of Indiana has a reasonable relationship to the Parties and/or this Agreement.

11.9        Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.10      Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.  Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.11      Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise.  No Party to this Agreement shall be considered the draftsman.  The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

11.12      Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.13      Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the day and year first above written.

DUKE REALTY CORPORATION

By:	/s/ Howard L. Feinsand
Howard L. Feinsand, Executive Vice President, General Counsel and Secretary

DUKE MANAGEMENT, INC.

By:	/s/ Thomas L. Hefner
Thomas L. Hefner, President

STOCKHOLDERS:

/s/ John W. Wynne
John W. Wynne

/s/ Thomas L. Hefner
Thomas L. Hefner

/s/ Darell E. Zink, Jr.
Darell E. Zink, Jr.

/s/ Daniel C. Staton
Daniel C. Staton

/s/ Gary A. Burk
Gary A. Burk

/s/ David R. Mennel
David R. Mennel

/s/ Michael Coletta
Michael Coletta